Exhibit E(1)

PRINCIPAL UNDERWRITER AGREEMENT

AGREEMENT dated as of February 6, 2006, by and between MassMutual Select Funds, a Massachusetts business trust (the “Trust”), and MML Distributors, LLC (“MMLD”), a Connecticut limited liability company having its principal place of business at 1414 Main Street, Springfield, MA 01144. This Agreement replaces and supercedes in its entirety that certain Amended and Restated General Distributor’s Agreement dated December 31, 2002 between the Trust and MMLD.

WHEREAS, the Trust is an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, it is intended that MMLD act as the principal underwriter of the classes of shares of beneficial interest (the “Shares”) of the series of the Trust identified on Schedule A, as such schedule may be amended from time to time with the consent of the parties hereto (such series, the “Funds”), on the terms set forth in this Agreement;

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1. Appointment. The Trust hereby appoints MMLD the principal underwriter and agent for the distribution of Shares of the Funds covered by the Trust’s registration statement (“Registration Statement”) and any supplements thereto, in each case then in effect under the Securities Act of 1933 (the “1933 Act”), in jurisdictions wherein such Shares may be legally offered for sale, and MMLD hereby accepts such appointment. The Trust agrees that from and after the date of this Agreement, it will not, without the consent of MMLD, sell or agree to sell any Shares of the Funds otherwise than through MMLD as agent, except that the Trust may issue Shares:

(a) to the Trust’s officers or trustees and to the separate investment accounts of Massachusetts Mutual Life Insurance Company (“MassMutual”);

(b) in connection with a merger, consolidation or acquisition of assets on such basis as may be authorized or permitted under the 1940 Act;

(c) in connection with the reinvestment of dividends and other distributions of the Trust or any Fund if permitted by the current prospectus (“Prospectus”) and/or statement of additional information (“SAI”) contained in the Registration Statement;

(d) in connection with any offer of exchange permitted by Section 11 of the 1940 Act; and

(e) as underlying securities of a unit investment trust or other registered open-end investment company (or series thereof).

2. Duties of MMLD.

(a)	MMLD shall have the following duties and obligations concerning the Shares:

(i)	MMLD will use efforts it believes reasonable to organize selling groups of broker-dealers, and will enter into dealer agreements for the sale of Shares with such broker-dealers.

(ii)	MMLD will transmit promptly to the Trust’s transfer agent any orders received by it for the purchase or redemption of shares.

(iii)	MMLD will issue or cause the transfer agent to issue to selling broker-dealers or their customers confirmations of all accepted purchase orders and to transmit a copy of such confirmations to the Trust.

(iv)	MMLD will review, comment on and file (if so required) with NASD proposed sales literature and advertisements relating to the Trust or the Shares that are submitted to it by the Trust.

(v)	In connection with MMLD’s duties hereunder, MMLD shall not give any information or make any representations regarding Shares except such information or representations as are contained in the current Prospectus and/or SAI or advertisements and sales literature prepared by the Trust for MMLD’s use.

(vi)	All activities of MMLD in its capacity as principal underwriter of the Shares shall comply with all applicable laws, rules and regulations, including the 1940 Act and rules thereunder and all NASD rules, and with the terms of the current Prospectuses and SAIs.

(vii)	MMLD shall maintain policies and procedures reasonable designed to prevent violations of the federal securities laws to the extent applicable to MMLD’s obligations hereunder, and MMLD will promptly notify the Trust’s Chief Compliance Officer in the event of any material violation by MMLD of any such law.

(viii)	MMLD shall, upon reasonable request of the Trust, furnish to the Trust any pertinent information required to be inserted with respect to it as principal underwriter within the purview of the 1933 Act in any reports or registrations required to be filed with any governmental authority.

(b)	MMLD may, without further consent by the Trust, contract with third parties to perform any activity or function under this Agreement which is permitted under applicable law to be outsourced, provided that MMLD is not relieved from its responsibilities for compliance with all applicable federal and state securities laws and NASD rules regarding the outsourced activity or function.

(c)	It is understood and agreed that MMLD performs no services, and has no duties or obligations, with respect to shares of the Funds that are sold directly by the Trust or as to which MMLD does not serve as principal underwriter.

(d)	It is acknowledged that: (i) all payments for purchases of Fund shares (including Shares) and of redemption proceeds are made through the Trust’s transfer agent, and not MMLD, (ii) all Fund shareholder accounts are maintained by the transfer agent, and (iii) the transfer agent and purchasing broker-dealers, and not MMLD, maintain shareholder records.

(e)	Nothing in this Agreement is intended to create any obligation on the part of MMLD to: (i) review for frequent trading in the Funds; (ii) ascertain whether Fund shareholders are receiving appropriate sales load breakpoints or are paying appropriate redemption fees, if applicable; (iii) except to the extent contemplated by Section 14 hereof, engage in any customer identification programs on behalf of the Trust; (iv) establish or maintain accounts on behalf of Fund shareholders or broker-dealers that sell Shares; or (v) hold, accept or keep custody of funds from customers.

3. Rejection of Orders; Suspension of Sales. Notwithstanding any provision of this Agreement, the Trust may terminate, suspend or withdraw the offering of any Shares, or may decline to accept any orders for Shares, whenever in the Trust’s sole discretion it deems such action to be desirable. No Shares shall be offered by either MMLD or the Trust under this Agreement, and no orders for the purchase of Shares transmitted hereunder shall be accepted by the Trust, if and so long as the effectiveness of the Trust’s then current Registration Statement shall be suspended under any of the provisions of the 1933 Act, or if and so long as a current prospectus for the Shares as required by Section 10 of the 1933 Act is not on file with the Securities and Exchange Commission; provided that nothing in this Section 3 shall in any way restrict the Trust’s obligation to repurchase Shares from any shareholder in accordance with the provisions of the current Prospectus and/or SAI or the Trust’s charter documents.

4. Offering Price of Shares. All Shares sold by MMLD as agent pursuant to this Agreement shall be sold at the public offering price per Share in effect at the time of the sale, as described in the current Prospectus. The excess, if any, of the public offering price over the net asset value of the Shares sold by MMLD as agent, and any contingent deferred sales charge applicable to Shares of any class as set forth in the current Prospectus, shall be retained by MMLD as a commission for its services hereunder. Out of such commission MMLD or its designee may allow commissions, concessions or agency fees to dealers, other financial institutions, including banks, and others in such amounts as MMLD or its designee shall determine from time to time, consistent with any disclosure in the current Prospectus and SAI. Except as may be otherwise determined by MMLD or its designee from time to time, such commissions, concessions or agency fees shall be uniform to all dealers and other financial institutions. At no time shall the Trust receive less than the full net asset value of the Shares, determined in the manner set forth in the current Prospectus and the SAI. MMLD also may receive such compensation under the Rule 12b-1 plan or plans, if applicable, with respect to a

Fund or a particular class of Shares as may be authorized by the Trustees of the Trust from time to time.

5. 1933 Act Registration.

(a)	The Trust has delivered to MMLD a copy of the current Prospectus and SAI. The Trust agrees that it will use its best efforts to continue the effectiveness of the Trust’s Registration Statement under the 1933 Act. The Trust further agrees, at its expense, to prepare and file any amendments to its Registration Statement as may be necessary and any supplemental data in order to comply with the 1933 Act. The Trust represents that: (i) the Registration Statement and all amendments thereto filed by the Trust with respect to the Shares have been prepared and filed in conformity with the 1933 Act and rules and regulations promulgated thereunder, (ii) the Registration Statement, when effective, will contain the statements required to be stated therein in conformity with the 1933 Act and rules and regulations promulgated thereunder, and (iii) all statements of fact made therein will be true and correct at the time of such effectiveness and the Registration Statement will not contain any untrue statement of a material fact or omit to state a fact necessary to prevent the Registration Statement from being materially misleading.

(b)	The Trust agrees to advise MMLD immediately in writing:

(i)	in the event of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or Prospectus or the initiation of any proceeding for that purpose;

(ii)	of the happening of any event which makes untrue any statement of a material fact made in the Registration Statement or Prospectus or which requires the making of a change in such Registration Statement or Prospectus in order to make the statements therein not misleading; and

(iii)	of all actions of the SEC with respect to any amendments to the Registration Statement or Prospectus which may from time to time be filed with the SEC.

6. 1940 Act Registration. The Trust has registered under the 1940 Act as an investment company, and it will use its best efforts to maintain such registration and to comply with the requirements of the 1940 Act.

7. State and Foreign Filings. The Trust will, at its expense, take such steps as may be necessary and feasible to: (i) file all required notices necessary for the sale of Shares in states, territories or dependencies of the United States, the District of Columbia and the Commonwealth of Puerto Rico, (ii) qualify Shares in foreign countries, in accordance with the laws thereof, and (iii) renew or extend any such notification or qualification; provided that the Trust shall not be required to qualify Shares or to maintain the qualification of Shares in any jurisdiction where it shall deem such qualification disadvantageous to the Trust. The Trust shall keep MMLD informed of the status of all such filings and qualifications.

8. Duties of the Trust. The Trust agrees that:

(a)	It shall promptly furnish to MMLD, at least 10 days prior to use, any description of MMLD or MMLD’s services hereunder which the Trust intends to use in the Prospectus, SAI, in sales literature reports, advertisements or otherwise. Such description may not be utilized if MMLD objects thereto in writing;

(b)	It shall promptly furnish to MMLD for MMLD’s approval and filing (if so required) with NASD any proposed sales literature or advertisement relating to, or referring to the Trust or the Shares;

(c)	Subject to Section 9, hereof, it shall make available to MMLD or MMLD’s designee a sufficient number of copies of the current Prospectus and SAI for use by MMLD or that designee;

(d)	It shall furnish to MMLD or MMLD’s designee copies of any information (excluding information about the portfolio holdings of the Trust), financial statements and other documents that MMLD or MMLD’s designee may reasonably request;

(e)	It shall promptly advise MMLD of any information concerning the Trust or the Shares which may affect MMLD’s ability to properly discharge its obligations hereunder; and

(f)	It shall not use the word “MML Distributors, LLC” other than merely identifying MMLD as the principal underwriter of the Shares unless such use is specifically approved by MMLD.

9. Allocation of Costs. The Trust shall pay the cost of composition and printing of sufficient copies of a Fund’s Prospectus and SAI as shall be required for periodic distribution to a Fund’s shareholders and the expense of registering Shares for sale under federal securities laws, filing notices in states to sell Shares in such states and qualify Shares for sale in foreign countries. MMLD or MMLD’s designee shall pay the expenses normally attributable to the sale of Shares, other than as paid under a Fund’s Plan under Rule 12b-1 of the 1940 Act, including the cost of printing and mailing of the Prospectus (other than those furnished to existing shareholders) and any sales literature or advertisements used by MMLD in the public sale of the Shares.

10. Duration. This Agreement shall take effect on the date first written above, and shall supersede any and all prior principal underwriting agreements by and among the Trust and MMLD. Unless earlier terminated pursuant to Section 11 hereof, this Agreement shall remain in effect until February 6, 2008, and shall thereafter continue in effect for successive annual periods, provided that such continuance shall be specifically approved at least annually: (a) by the Trust’s Board of Trustees or by vote of a majority of the voting securities of the Trust; and (b) by the vote of a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust and have no direct or indirect financial interest in operation of this Agreement or any distribution plan of the Trust, cast in person at a meeting called for the purpose of voting on such approval.

11. Termination. This Agreement may be terminated as to the Trust, any Fund or any class of Shares: (a) by MMLD at any time without penalty by giving no less than sixty days’ written notice to the Trust (which notice may be waived by the Trust); (b) by the Trust at any time without penalty by giving no less than sixty days’ written notice to MMLD (which notice may be waived by MMLD); or (c) by mutual consent of the Trust and MMLD, provided that such termination by the Trust shall be directed or approved by the Board of Trustees of the Trust or by the vote of the holders of a majority of the outstanding voting securities of the Trust or the applicable Fund or class of Shares, as the case may be. In the event this Agreement is terminated, whether as to the Trust, any Fund or any class of Shares, MMLD shall be entitled to be paid the CDSC, if any, under paragraph 4 hereof on the redemption proceeds of the applicable Shares sold prior to the effective date of such termination.

12. Amendments and Assignment. This Agreement may not be amended or changed except in writing and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors; however, this Agreement shall not be assigned by either party and shall automatically terminate upon its assignment (as defined in the 1940 Act).

13. Disclaimer of Shareholder Liability. MMLD understands and agrees that the obligations of the Trust under this Agreement are not binding upon any Trustee or shareholder of the Trust personally, but bind only the Trust and the Trust’s property.

14. AML and Privacy. MMLD represents that it is in compliance in all material respects, and will continue to so comply, with all applicable laws and regulations relating to guarding against terrorism and money laundering, and MMLD agrees to comply with the Trust’s anti-money laundering program to the extent applicable. MMLD also agrees to comply with its and MassMutual’s privacy policies with respect to all information obtained pursuant to this Agreement. It is acknowledged and agreed that other service providers to the Trust perform anti-money laundering services and reviews for the Trust, and that MMLD receives little, if any, information concerning Fund shareholders.

15. Indemnification.

(a)

The Trust agrees to indemnify, defend and hold MMLD, its members, officers and employees, and any person who controls MMLD within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which MMLD, its members, officers or employees or any such controlling person may incur, under the 1933 Act or under common law or otherwise, arising out of or based upon: (i) any alleged untrue statement of a material fact contained in the Registration Statement or arising out of or based upon any alleged omission to state a material fact required to be stated or necessary to make the Registration Statement not misleading, or (ii) any Trust advertisement or sales literature that does not comply with applicable laws, rules and regulations (including those of the NASD).

(b)	In no event shall anything contained in this Agreement be construed so as to protect MMLD against any liability to the Trust or its shareholders to which MMLD would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement, and further provided that the Trust shall not indemnify MMLD for conduct set forth in this subparagraph 15(b).

(c)	MMLD agrees to indemnify, defend and hold the Trust, its several trustees, officers and employees and any person who controls the Trust within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Trust, its trustees, officers or employees or any such controlling person may incur, under the 1933 Act or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by MMLD to the Trust for use in the Registration Statement or arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or necessary to make such information not misleading. As used in this subparagraph 15(c), the term “employee” shall not include a corporate entity under contract to provide services to the Trust or any Series, or any employee of such a corporate entity, unless such person is otherwise an employee of the Trust.

16. Sub-Distributors. MMLD may enter into sub-distributor’s agreements with persons (“Sub-Distributors”) pursuant to which MMLD delegates any or all of its functions hereunder to one or more Sub-Distributors provided that a majority of the Trust’s Board of Directors that are not interested persons of the Trust or MMLD approve the agreement. MMLD shall pay all compensation of any such Sub-Distributors and will have the right to terminate the services of any Sub-Distributor at any time on no more than 60 days’ notice.

17. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts and applicable provisions of the 1940 Act. The heading of each section is for descriptive purposes only, and such headings are not to be construed or interpreted as part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be entered into as of the date first written above.

MASSMUTUAL SELECT FUNDS

By:	/S/ JAMES S. COLLINS
Name: James S. Collins Title: CFO and Treasurer

MML DISTRIBUTORS, LLC

By:	/S/ PETER LAHAIE
Name: Peter Lahaie Title: President

Schedule A

Name of Series	Classesof Shares
MassMutual Select Strategic Bond Fund	A, L, Y, S, N
MassMutual Select Diversified Value Fund	A, L, Y, S, N
MassMutual Select Fundamental Value Fund	A, L, Y, S, N
MassMutual Select Value Equity Fund	A, L, Y, S, N
MassMutual Select Large Cap Value Fund	A, L, Y, S, N
MassMutual Select Indexed Equity Fund	A, L, Y, S, N, Z
MassMutual Select Blue Chip Growth Fund	A, L, Y, S, N
MassMutual Select Large Cap Growth Fund	A, L, Y, S, N
MassMutual Select Growth Equity Fund	A, L, Y, S, N
MassMutual Select Aggressive Growth Fund	A, L, Y, S, N
MassMutual Select OTC 100 Fund	A, L, Y, S, N
MassMutual Select Focused Value Fund	A, L, Y, S, N
MassMutual Select Small Company Value Fund	A, L, Y, S, N
MassMutual Select Mid Cap Growth Equity Fund	A, L, Y, S, N
MassMutual Select Mid Cap Growth Equity II Fund	A, L, Y, S, N
MassMutual Select Small Cap Growth Equity Fund	A, L, Y, S, N
MassMutual Select Small Company Growth Fund	A, L, Y, S, N
MassMutual Select Emerging Growth Fund	A, L, Y, S, N
MassMutual Select Overseas Fund	A, L, Y, S, N
MassMutual Select Strategic Balanced Fund	A, L, Y, S, N
MassMutual Select Destination Retirement Income Fund	A, L, Y, S, N
MassMutual Select Destination Retirement 2010 Fund	A, L, Y, S, N
MassMutual Select Destination Retirement 2020 Fund	A, L, Y, S, N
MassMutual Select Destination Retirement 2030 Fund	A, L, Y, S, N
MassMutual Select Destination Retirement 2040 Fund	A, L, Y, S, N